Exhibit 99.1
TARGA RESOURCES PARTNERS LP REPORTS
FIRST QUARTER 2007 EARNINGS
HOUSTON—May 15, 2007—Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NASDAQ: NGLS) today announced its financial results for the three months ended March 31, 2007. These results include the results of the Partnership’s predecessor (“the Predecessor”) from January 1, 2007 through February 13, 2007 (the “Pre-IPO Period”) and the results of operations since the completion of its initial public offering (“IPO”) from February 14, 2007 to March 31, 2007 (the “Post-IPO Period”). Unless stated otherwise, the results discussed in this release are for the full quarter, including both the Pre-IPO and the Post-IPO periods. Results for 2006 are for the Predecessor.
For the Post-IPO Period, the Partnership reported net income of $2.2 million, or 7¢ per unit on a fully diluted basis, income from operations of $5.2 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $12.5 million. EBITDA is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure net income (loss).
On April 23, 2007, the board of Targa Resources Partners’ general partner declared a cash distribution of $0.16875 per common unit, or $1.35 per unit on an annualized basis, for the first quarter. This distribution corresponds to the minimum quarterly distribution of $0.3375 per unit, pro rated for the Post-IPO Period. Distributable cash flow for the Post-IPO Period was $8.7 million, which corresponds to a 1.63 times distribution coverage. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net income (loss).
Revenues were $93.6 million for the three-month period ended March 31, 2007, compared to $96.3 million for the three months ended March 31, 2006. First quarter 2007 revenues were lower than first quarter 2006 revenues primarily due to lower NGL production and sales volumes and a 6% lower average realized price for natural gas, partially offset by higher natural gas sales volumes and by higher average realized prices for NGLs and condensate of 4% and 12%, respectively.
Income from operations for the first quarter of 2007 increased by 14%, to $8.2 million from $7.1 million in 2006 primarily due to the benefits of our hedging program partially offset by commodity price declines. Net income for the first quarter was a loss of $4.7 million versus a loss of $10.2 million for the same period last year. These net losses are primarily due to interest expense related to debt that was allocated to the Predecessor by Targa Resources, Inc., its parent company, totaling $17.4 million for the three months ended March 31, 2006 and to affiliate interest expense of $9.8 million during the Pre-IPO Period. In connection with the IPO, the Partnership repaid a portion of this indebtedness and the balance was retired and treated as a capital contribution to the Partnership.

Review of Quarterly Operational Performance
For the quarter ended March 31, 2007, gathering throughput (the volume of natural gas gathered and passed through natural gas gathering pipelines), declined slightly to 166.1 MMcf/d from 167.8 MMcf/d for the same period in 2006. For the same periods, plant natural gas inlet (the volume of natural gas passing through the meter located at the inlet of a processing plant) also declined to 159.7 MMcf/d from 160.5 MMcf/d. Throughput and inlet volumes for the first quarter were adversely affected by freezing weather during the winter months which reduced wellhead volumes and impeded new well connections relative to the first quarter of 2006. Gross NGL production of 16.2 MBbl/d for the three months ended March 31, 2007 was 14% lower than NGL production of 18.9 MBbl/d for the three months ended March 31, 2006. Conversely, natural gas sales volumes of 78.0 BBtu/d in the quarter ended March 31, 2007 were 5% higher than the 74.2 BBtu/d sold in the comparable 2006 period. The decline in gross NGL production and a related increase in natural gas sales were due to operational issues with a liquids treater during the first quarter of 2007 which limited our liquids recovery. The operational issues with the treater were resolved during March.
Contract Mix, Hedges and Realized Prices
Approximately 96% of the Partnership’s revenues for the first quarter of 2007 was generated from percent-of-proceeds contracts. The balance of our revenues was derived from keep-whole and fee-for-service contracts. Under percent-of-proceeds contracts, we receive a portion of the natural gas and/or NGLs as payment for our services. As a result, we are exposed to price risk on the portion of commodities that we receive as payment, which we refer to as our equity volumes. To mitigate the impact of commodity price fluctuations on our business, we enter into hedging contracts.
During the first quarter of 2007, revenues were increased by net hedge settlements of $4.0 million. For the three months ended March 31, 2007 our realized prices, including the impact of hedges, for natural gas, NGL and condensate were $6.66 per MMBtu, 84¢ per gallon and $69.33 per barrel, respectively.
Capitalization
In conjunction with the Partnership’s IPO, we entered into a five-year, $500 million senior secured revolving credit facility, the full amount of which is available for the issuance of letters of credit. Total funded debt at March 31, 2007 was approximately $294.5 million, approximately 28% of total book capitalization.

Conference Call
Targa Resources Partners will host a conference call for investors and analysts at 10 a.m. ET (9 a.m. CT) on May 15, 2007 to discuss first quarter earnings. The conference call can be accessed via Webcast through the Investors section of the Partnership’s web site at http://www.targaresources.com or by dialing 800-240-2134. The pass code is 11088895#. Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the Webcast will be available through the Investors section of the Partnership’s web site approximately 2 hours following completion of the Webcast and will remain available until May 22.
About Targa Resources Partners
Targa Resources Partners was recently formed by Targa Resources, Inc. (“Targa”) to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. The Partnership operates in the Fort Worth Basin in north Texas. A subsidiary of Targa is the general partner of the Partnership. Targa Resources Partners owns approximately 3,950 miles of integrated gathering pipelines, two natural gas processing plants and a fractionator. Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include non-GAAP financial measures of distributable cash flow and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
EBITDA — We define EBITDA as net income or loss before interest, income taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by us and by external users of our financial statements, such as investors, commercial banks and others, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. The economic substance behind our use of EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors.
The GAAP measure most directly comparable to EBITDA is net income (loss). Our non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income (loss). EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

We compensate for the limitations of EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these learnings into our decision making processes.
The following table presents a reconciliation of EBITDA to net income (loss) for the periods shown:

	Three			Three
	Months	Feb. 14,	Jan. 1,	Months
	Ended	2007 to	2007 to	Ended
	March 31,	March 31,	Feb. 13,	March 31,
	2007	2007	2007	2006
(in millions)	(unaudited)

Net income (loss)	$(4.7)	$2.2	$(6.9)	$(10.2)
Add:
Interest expense, net	12.5	2.7	9.8	17.4
Deferred income tax expense	0.3	0.3	—	—
Depreciation and amortization expense	14.2	7.3	6.9	13.7

EBITDA	$22.3	$12.5	$9.8	$20.9

Distributable Cash Flow — Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flows sufficient to make distributions to our investors.
The GAAP measure most directly comparable to distributable cash flow is net income (loss). Our non-GAAP measure of distributable cash flow should not be considered as an alternative to GAAP net income (loss). Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some but not all, items that affect net income (loss) and is defined differently by different companies in our industry, our definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.
We compensate for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into our decision-making processes.

The following table presents a reconciliation of distributable cash flow to net income (loss) for the periods shown:

	Three			Three
	Months	Feb. 14,	Jan. 1,	Months
	Ended	2007 to	2007 to	Ended
	March 31,	March 31,	Feb. 13,	March 31,
	2007	2007	2007	2006
(in millions)	(unaudited)
Net loss	$(4.7)	$2.2	$(6.9)	$(10.2)
Depreciation and amortization expense	14.2	7.3	6.9	13.7
Deferred income tax expense	0.3	0.3	—	—
Amortization of debt issue costs	0.1	0.1	—	1.3
Maintenance capital expenditures	(2.7)	(1.2)	(1.5)	(3.4)

Distributable cash flow	$7.2	$8.7	$(1.5)	$1.4

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:	Media contact:
Howard Tate	Kelly Hahn
Vice President — Finance, Treasurer	212-371-5999
713-584-1000
Web site: http://www.targaresources.com

TARGA RESOURCES PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per unit amounts)

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006
Revenues:
Revenues from third parties	$6,084	$1,857
Revenues from afiliates	87,509	94,393

	93,593	96,250
Costs and expenses:
Product purchases	63,688	67,866
Operating expenses, excluding DD&A	5,968	5,944
Depreciation and amortization expense	14,195	13,720
General and administrative expense	1,578	1,588

	85,429	89,118

Income from operations	8,164	7,132
Other expense
Interest expense, net	2,705	—
Interest expense from affiliate, net	9,827	—
Interest expense allocated from Parent	—	17,361

Loss before income taxes	(4,368)	(10,229)
Deferred income tax expense	338	—

Net loss	$(4,706)	$(10,229)

Allocation of income for the three months ended March 31, 2007:
Net loss attributable to the period from January 1, 2007 to February 13, 2007	$(6,861)
Net income attributable to the period from February 14, 2007 to March 31, 2007	2,155

Net loss	$(4,706)

General partner interest in net income for the period from February 14, 2007 to March 31, 2007	$43

Common and subordinated unitholders’ interest in net income for the period from February 14, 2007 to March 31, 2007	$2,112

Basic net income per common and subordinated unit	$0.07

Diluted net income per common and subordinated unit	$0.07

Basic average number of common and subordinated units outstanding	30,848
Diluted average number of common and subordinated units outstanding	30,851

Targa Resources Partners LP
$ in thousands, except unit amounts

	Three			Three
	Months	Feb. 14,	Jan. 1,	Months
	Ended	2007 to	2007 to	Ended
	March 31,	March 31,	Feb. 13,	March 31,
INCOME STATEMENT INFORMATION	2007	2007	2007	2006
Revenues from third parties	$6,084	$2,149	$3,935	$1,857
Revenues from affiliates	87,509	49,340	38,169	94,393

	93,593	51,489	42,104	96,250
Costs and expenses:
Product purchases	63,688	34,993	28,695	67,866
Operating expenses, excluding DD&A	5,968	3,152	2,816	5,944
Depreciation and amortization expense	14,195	7,270	6,925	13,720
General and administrative expense	1,578	876	702	1,588

	85,429	46,291	39,138	89,118

Income from operations	8,164	5,198	2,966	7,132
Other expense		—
Interest expense, net	2,705	2,705	—	—
Interest expense from affiliate, net	9,827	—	9,827
Interest expense allocated from Parent	—	—	—	17,361

Income (loss) before income taxes	(4,368)	2,493	(6,861)	(10,229)
Deferred income tax expense	338	338	—	—

Net income (loss)	(4,706)	2,155	(6,861)	$(10,229)

General partner interest in net income	(6,818)	43	(6,861)

Net income available to common and subordinated unitholders	$2,112	$2,112	$—

Basic net income per common and subordinated unit	$0.07	$0.07

Diluted net income per common and subordinated unit	$0.07	$0.07

Basic average number of common and subordinated units outstanding	30,848	30,848
Restrictive equivalents	3	3

Diluted average number of common and subordinated units outstanding	30,851	30,851